Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Cambium Networks Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities

Security Type	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Ordinary Shares, par value $0.0001 per share, 2019 Share Incentive Plan (the "Share Incentive Plan")	Other (2)	1,320,000	4.33 (4)	$5,715,600.00	0.0001476	$843.62
Fees to be Paid	Equity	Ordinary Shares, par value $0.0001 per share, Employee Share Purchase Plan (the "ESPP")	Other (3)	275,000	3.68 (5)	$1,012,000.00	0.0001476	$149.37
	Total Offering Amounts				—	$6,727,600.00	—	$992.99
	Total Fees Previously Paid				—	—	—	—
	Total Fee Offsets				—	—	—	—
	Net Fee Due				—	—	—	$992.99

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of securities as may become issuable pursuant to the provisions of the plans relating to adjustments for changes resulting from a share dividend, share split or similar change.

(2)

Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price per share and aggregate offering price are based upon $4.33, which is the average of the high and low prices of an Ordinary Share on March 15, 2024 as reported on the Nasdaq Global Market.

(3)

Estimated pursuant to Rule 457(h) under the Securities Act solely for purpose of calculating the registration fee on the basis of 85% of $4.33 per share, which is the average of the high and low price of the Ordinary Share, as reported on the Nasdaq Global Market, on March 15, 2024. Pursuant to the Employee Share Purchase Plan, the purchase price of the Ordinary Shares reserved for issuance thereunder will be 85% of the lower of the fair market value of an Ordinary Share on the Enrollment Date or the Exercise Date (as such terms are defined in the ESPP.

(4)

The number of Ordinary Shares available for issuance under the Share Incentive Plan is subject to an automatic annual increase on the first day of each fiscal year, beginning with the fiscal year ending December 31, 2020, and continuing until (and including) the fiscal year ending December 31, 2029, with such annual increase equal to the lesser of (i) 1,320,000 Ordinary Shares; (ii) 5% of the number of Ordinary Shares outstanding as of the first day of such fiscal year; and (iii) an amount determined by the Board of Directors of the Registrant (the “Share Incentive Plan Evergreen Provision”). Accordingly, the number of Ordinary Shares available for issuance under the Share Incentive Plan was automatically increased by 1,320,000 shares effective January 1, 2024, which is the lesser of 1,320,000 Ordinary Shares or 5% of the total number of Ordinary Shares outstanding as of December 31, 2023. This Registration Statement registers the 1,320,000 additional Ordinary Shares available for issuance under the Share Incentive Plan as of January 1, 2024 as a result of the Share Incentive Plan Evergreen Provision.

(5)

The number of Ordinary Shares available for issuance under the ESPP is subject to an automatic annual increase on the first day of each fiscal year during the term of the ESPP, commencing in 2020, by an amount equal to the lesser of (i) 275,000 Ordinary Shares; (ii) 1% of the outstanding Ordinary Shares as of the last day of the immediately preceding fiscal year; and (iii) such other amount as the Administrator (as defined in the ESPP) may determine (the “ESPP Evergreen Provision”). Accordingly, the number of Ordinary Shares available for issuance under the ESPP was automatically increased by 275,000 shares effective January 1, 2024, which is the lesser of 275,000 Ordinary Shares or 1% of the total number of Ordinary Shares outstanding as of December 31, 2023. This Registration Statement registers the 275,000 additional Ordinary Shares available for issuance under the ESPP as of January 1, 2024 as a result of the ESPP Evergreen Provision.